Exhibit 7.04

No. 010089

ISOFTSTONE HOLDINGS LIMITED

2010 PERFORMANCE INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Option Agreement”) dated May 10, 2013 by and between iSoftStone Holdings Limited, a Cayman Islands company (the “Company”), and (the “Grantee”) evidences the nonqualified stock option (the “Option”) granted by the Company to the Grantee as to the number of the Company’s Ordinary Shares first set forth below.

Number of Ordinary Shares:[1]	2,200,000	Award Date: May 10, 2013

Exercise Price per Share:[1]	$ 0.423	Expiration Date:[1,2] May 9, 2023

Vesting1,2 [The Option shall become vested as to 25% of the total number of Ordinary Shares subject to the Option on the first anniversary of the Award Date. The remaining 75% of the total number of Ordinary Shares subject to the Option shall become vested in 36 substantially equal monthly installments, with the first installment vesting on the last day of the month following the month in which the first anniversary of the Award Date occurs and an additional installment vesting on the last day of each of the 35 months thereafter.]

The Option is granted under the iSoftStone Holdings Limited 2010 Performance Incentive Plan (the “Plan”) and is subject to the Terms and Conditions of Nonqualified Stock Option (the “Terms”) attached to this Option Agreement (incorporated herein by this reference) and to the Plan. The Option has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Option set forth herein. The Grantee acknowledges receipt of a copy of the Terms, the Plan and the Prospectus for the Plan.

“GRANTEE”	ISOFTSTONE HOLDINGS LIMITED
a Cayman Islands Company
/s/ Tianwen Liu
Signature	By:	/s/ Tianwen Liu

Tianwen Liu	Print Name:	Tianwen Liu
Print Name
	Title:	Chairman and Chief Executive Officer

[1]	Subject to adjustment under Section 7.1 of the Plan.
[2]	Subject to early termination under Section 4 of the Terms and Section 7.2 of the Plan.

CONSENT OF SPOUSE

In consideration of the Company’s execution of this Option Agreement, the undersigned spouse of the Grantee agrees to be bound by all of the terms and provisions hereof and of the Plan.

/s/ Hanhui Zhu
Signature of Spouse	Date

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TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION

1.	Vesting; Limits on Exercise; Incentive Stock Option Status.

The Option shall vest and become exercisable in percentage installments of the aggregate number of shares subject to the Option as set forth on the cover page of this Option Agreement. The Option may be exercised only to the extent the Option is vested and exercisable.

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Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Grantee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

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Minimum Exercise. No fewer than 100 Ordinary Shares (subject to adjustment under Section 7.1 of the Plan) may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•	Nonqualified Stock Option. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the Code.

2.	Continuance of Employment/Service Required; No Employment/Service Commitment.

The vesting schedule applicable to the Option requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 below or under the Plan.

Nothing contained in this Option Agreement or the Plan constitutes a continued employment or service commitment by the Company or any of its Subsidiaries, confers upon the Grantee any right to remain employed by or in service to the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment or service, or affects the right of the Company or any Subsidiary to increase or decrease the Grantee’s other compensation.

3.	Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Secretary of the Company (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of:

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a written notice stating the number of Ordinary Shares to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Administrator may require from time to time,

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payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer to the Company, or (subject to compliance with all applicable laws, rules, regulations and listing requirements and further subject to such rules as the Administrator may adopt as to any non-cash payment) in Ordinary Shares already owned by the Grantee, valued at their fair market value (as determined under the Plan) on the exercise date;

•	any written statements or agreements required pursuant to Section 8.1 of the Plan; and

•	satisfaction of the tax withholding provisions of Section 8.5 of the Plan.

The Administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator, or, subject to such procedures as the Administrator may adopt, authorize a “cashless exercise” with a third party who provides simultaneous financing for the purposes of (or who otherwise facilitates) the exercise of the Option.

4.	Early Termination of Option.

4.1 Expiration Date. Subject to earlier termination as provided below in this Section 4, the Option will terminate on the “Expiration Date” set forth on the cover page of this Option Agreement (the “Expiration Date”).

4.2 Possible Termination of Option upon Certain Corporate Events. The Option is subject to termination in connection with certain corporate events as provided in Section 7.2 of the Plan.

4.3 Termination of Option upon a Termination of Grantee’s Employment or Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 4.2 above, if the Grantee ceases to be employed by or ceases to provide services to the Company or a Subsidiary, the following rules shall apply (the last day that the Grantee is employed by or provides services to the Company or a Subsidiary is referred to as the Grantee’s “Severance Date”):

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other than as expressly provided below in this Section 4.3, (a) the Grantee will have until the date that is 60 days after his or her Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 60-day period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 60-day period;

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if the termination of the Grantee’s employment or services is the result of the Grantee’s death or Total Disability (as defined below), (a) the Grantee (or his beneficiary or personal representative, as the case may be) will have until the date that is 12 months after the Grantee’s Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 12-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 12-month period;

•	if the Grantee’s employment or services are terminated by the Company or a Subsidiary for Cause (as defined below), the Option (whether vested or not) shall terminate on the Severance Date.

For purposes of the Option, “Total Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator).

For purposes of the Option, “Cause” means that the Grantee:

(1)	has been negligent in the discharge of his or her duties to the Company or any of its Subsidiaries, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(2)	has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses);

(3)	has materially breached any of the provisions of any agreement with the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries; or

(4)	has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries; has improperly induced a vendor or customer to break or terminate any contract with the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries; or has induced a principal for whom the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries acts as agent to terminate such agency relationship.

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In all events the Option is subject to earlier termination on the Expiration Date of the Option or as contemplated by Section 4.2. The Administrator shall be the sole judge of whether the Grantee continues to render employment or services for purposes of this Option Agreement.

5.	Non-Transferability.

The Option and any other rights of the Grantee under this Option Agreement or the Plan are nontransferable and exercisable only by the Grantee, except as set forth in Section 5.7 of the Plan.

6.	Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Company’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given in writing and shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) through an internationally-recognized express courier service. Any such notice shall be given only when received, but if the Grantee is no longer employed by the Company or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 6.

7.	Plan.

The Option and all rights of the Grantee under this Option Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Option Agreement (including these Terms). The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

8.	Entire Agreement.

This Option Agreement (including these Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Company. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

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9.	Governing Law; Limited Rights; Severability.

9.1 Cayman Islands Laws; Construction. This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the Cayman Islands without regard to conflict of law principles thereunder. The terms of the Option grant have resulted from the negotiations of the parties and each of the parties has had an opportunity to obtain and consult with its own counsel. The language of all parts of the Plan and this Option Agreement (including these Terms) shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

9.2 Limited Rights. The Grantee has no rights as a shareholder of the Company with respect to the Option as set forth in Section 8.7 of the Plan. The Option does not place any limit on the corporate authority of the Company as set forth in Section 8.12 of the Plan.

9.3 Severability. If the arbitrator selected in accordance with this Option Agreement or a court of competent jurisdiction determines that any portion of this Option Agreement or the Plan is in violation of any statute or public policy, then only the portions of this Option Agreement and the Plan, as applicable, which violate such statute or public policy shall be stricken, and all portions of this Option Agreement and the Plan which do not violate any public policy or statute shall continue in full force and effect. Furthermore, it is the parties’ intent that any court order striking any portion of this Option Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

10.	Arbitration.

10.1 Any dispute, controversy or claim (each, a “Dispute”) arising out of, in connection with or relating to this Option Agreement, including the interpretation, validity, invalidity, breach or termination thereof, shall be settled by arbitration.

10.2 The arbitration shall be conducted in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with the said Rule. There shall be one (1) arbitrator who shall be selected by the Hong Kong International Arbitration Centre.

10.3 The arbitrator shall decide any Dispute submitted by the parties strictly in accordance with the substantive laws of the Cayman Islands and shall not apply any other substantive law.

10.4 The arbitration proceedings shall be conducted in English.

10.5 Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.

10.6 The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

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10.7 When any Dispute occurs and when any Dispute is under arbitration, except for the matters in Dispute, the parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Option Agreement.

10.8 The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

10.9 Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

11.	Effect of this Agreement.

Subject to the Company’s right to terminate the Option pursuant to Section 7.2 of the Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Company.

12.	Counterparts.

This Option Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.	Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

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